Exhibit 5.1
                        SILVERMAN SCLAR SHIN & BYRNE PLLC
                        381 Park Avenue South, Suite 1601
                            New York, New York 10016
                              Tel. No. 212-779-8600
                        Telecopy Number - (212) 779-8858

                                                               November 18, 2005

Board of Directors
Hemispherx Biopharma, Inc.
1617 JFK Boulevard
Philadelphia, PA 19103


      Re: Hemispherx Biopharma, Inc. - Registration Statement on Form S-8
         ---------------------------------------------------------------

Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 5,578,650 shares (the "Shares") of your common stock, $.001 par value
("Common Stock") issuable upon exercise of warrants issued by Hemispherx Biopharma, Inc. (the "Company") in connection with the Company's Officers, Directors, And Employees Stock Compensation Program - 1996, Officers, Directors And Employees Stock Compensation Program - 1998, Officers, Directors And Employees Stock Compensation Program - 2001, Officers, Directors And Employees Stock Compensation Program - 2002 and Officers, Directors And Employees Stock Compensation Program - 2003 (collectively, the "Plans").

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, it is our opinion that the Shares, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and nonassessable.

This opinion is limited to matters governed by the General Corporation Law of the State of Delaware. No opinion is expressed as to the effect that the law of any other jurisdiction may have upon the subject matter of the opinion expressed herein under conflicts of law principles, rules and regulations or otherwise.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of Delaware be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.


                                      Very truly yours,

                                     /s/ Silverman Sclar Shin & Byrne PLLC
                                     ------------------------------------
                                     Silverman Sclar Shin & Byrne PLLC